Exhibit 99.1

Xencor Reports Second Quarter 2022 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--August 3, 2022-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2022 and provided a review of recent business and clinical highlights.

“Xencor is applying our leading protein engineering tools and proprietary XmAb technologies to create a broad portfolio of novel bispecific antibodies and cytokines, and we are using our resources on multiple clinical programs where the data to date indicate we have the greatest potential for success,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “We are expanding and maturing our clinical portfolio of XmAb® drug candidates, recently dosing the first patient in a Phase 1 study of XmAb819, our ENPP3 x CD3 bispecific antibody for renal cell carcinoma, which is engineered with our multivalent 2+1 antibody format, as well as the first patient in our second Phase 2 study of vudalimab, our PD-1 x CTLA-4 bispecific antibody, in certain gynecologic tumors and clinically defined high-risk mCRPC.”

“Later this year, we plan to present additional clinical data from our vudalimab and plamotamab programs and initial data from our IL2-Fc autoimmune program, XmAb564, in healthy volunteers. Near year-end we also expect to dose the first patient in the Phase 1 study of XmAb808, our B7-H3 x CD28 bispecific antibody, placing Xencor at the forefront of efforts to engage CD28 to selectively activate T cells.”

Recent Portfolio Highlights

●	Vudalimab (PD-1 x CTLA-4): The first patient was dosed in a Phase 2 study evaluating vudalimab monotherapy in patients with clinically-defined high-risk metastatic castration-resistant prostate cancer (mCRPC) and certain gynecologic malignancies. A separate, ongoing Phase 2 study, in which vudalimab is being evaluated in combination with chemotherapy or a PARP inhibitor depending on the tumor’s molecular subtype, is enrolling patients, and the Company plans to present early data from the study later this year.

●	XmAb104 (PD-1 x ICOS): Initial dose-escalation data from the Phase 1 study in patients with advanced solid tumors were presented in a poster at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2022. XmAb104 was well tolerated and exhibited a distinct safety profile compared to other clinical-stage ICOS programs. Anti-tumor activity and biomarker activity consistent with T-cell engagement were observed. The expansion portion of the study is exploring XmAb104 in combination with ipilimumab in parallel cohorts of patients with several advanced solid tumor types.

●	XmAb819 (ENPP3 x CD3): The first patient was dosed in a Phase 1 study in patients with advanced renal cell carcinoma. XmAb819 uses the XmAb 2+1 bispecific antibody format for greater selectivity for ENPP3-expressing tumor cells compared to normal cells, which express lower levels of ENPP3.

●	XmAb808 (B7-H3 x CD28): The company is initiating a Phase 1 study in combination with pembrolizumab. CD28 is a key immune co-stimulatory receptor on T cells; however, the ligands that activate T cells through CD28 are usually not expressed on tumor cells. Targeted CD28 bispecific antibodies are a new class of bispecific, engineered to provide conditional co-stimulation of T cells when the molecule is also bound to tumor cells, which may enhance the activity CD3 bispecifics and checkpoint inhibitors. XmAb808 targets the broadly expressed tumor antigen B7-H3.

Progress Across Partnerships

●	Vir Biotechnology, Inc.: In the second quarter of 2022, Xencor recognized $22.1 million in royalty revenue under the Company’s agreement with Vir. Sotrovimab, an antibody that targets the SARS-CoV-2 virus and incorporates Xencor’s Xtend™ Fc domain for longer duration of action, has been made available by Vir and its partner Glaxo Wellcome UK Limited and GlaxoSmithKline Biologicals S.A. Sotrovimab’s authorization was previously ended in all U.S. regions.

●	Alexion Pharmaceuticals, Inc.: In July 2022, Ultomiris® (ravulizumab-cwvz), which incorporates an Xtend Fc domain, received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) in Europe for patients with generalized myasthenia gravis. In the second quarter of 2022, Xencor earned $6.7 million from Alexion on net sales of Ultomiris. Ultomiris is a registered trademark of Alexion Pharmaceuticals, Inc.

●	Caris Life Sciences: In August 2022, the Company announced a new target discovery option and license agreement to create XmAb bispecific or multi-specific antibodies with Caris’ unique human tissue bank and bioinformatics approach to find addressable tumor markers.

Financial Results for the Second Quarter Ended June 30, 2022

Cash, cash equivalents, receivables and marketable debt securities totaled $679.7 million as of June 30, 2022, compared to $664.1 million on December 31, 2021. During the first half of 2022, the Company received royalty and milestone payments from partners of $113.7 million, which offset net spending on operations of $105.0 million and resulted in an increase in cash balance amounts at June 30 relative to the 2021 year-end amount.

Total revenue for the second quarter ended June 30, 2022 was $30.2 million, compared to $67.4 million for the same period in 2021. Revenues earned in the second quarter of 2022 were primarily royalties from the Alexion and Vir agreements, compared to the same period in 2021, which were primarily from the Janssen and Novartis collaborations, and royalty revenue from Alexion. Revenues for the six months ended June 30, 2022 were $115.7 million, compared to $101.4 million for the same period in 2021. Revenues for the six-month period in 2022 were primarily from milestone revenue from Astellas and royalty revenue from Alexion and Vir, compared to the same period in 2021, which were earned primarily from the collaborations with Janssen and Novartis, milestone revenue from MorphoSys and the royalties from Alexion and Vir.

Research and development (R&D) expenses for the second quarter ended June 30, 2022 were $47.1 million, compared to $49.5 million for the same period in 2021. Decreased R&D spending for second quarter of 2022 compared to 2021 reflects decreased spending on plamotamab and XmAb819 (ENPP3 x CD3) programs, partially offset by increased spending on our new development programs, XmAb808 (B7-H3 x CD28) and XmAb662 (IL12-Fc). R&D expenses for the six months ended June 30, 2022 were $94.8 million, compared to $90.9 million for the same period in 2021. Increased R&D spending for the first six months of 2022 compared to 2021 is primarily due to an increase in stock-based compensation charges.

General and administrative (G&A) expenses for the second quarter ended June 30, 2022 were $11.1 million, compared to $8.9 million for the same period in 2021. G&A expenses for the six months ended June 30, 2022 were $22.4 million, compared to $17.1 million for the same period of 2021. Increased G&A spending for the second quarter and first six months of 2022 compared to amounts for the same periods in 2021 reflects increased spending on professional services and additional facility costs.

Other expenses for the second quarter ended June 30, 2022 were $6.0 million, compared to other income of $43.2 million in the same period in 2021. Other expenses for the six months ended June 30, 2022 were $8.8 million, compared to other income of $56.3 million in the same period in 2021. Other expenses for the second quarter and first six months of 2022 include unrealized losses on the Company’s marketable equity investments while other income for the second quarter and first six months of 2021 includes realized gains on the sale of an investment equity security and an increase in unrealized gains on the Company’s marketable equity investments.

Non-cash, stock-based compensation expense for the six months ended June 30, 2022 was $23.4 million, compared to $17.6 million for the same period in 2021.

Net loss for the second quarter ended June 30, 2022 was $34.0 million, or $(0.57) on a fully diluted per share basis, compared to net income of $52.2 million, or $0.87 on a fully diluted per share basis, for the same period in 2021. For the six months ended June 30, 2021, net loss was $10.4 million, or $(0.17) on a fully diluted per share basis, compared to net income of $49.8 million, or $0.82 on a fully diluted per share basis, for the same period in 2021. Net loss reported for the second quarter ended June 30, 2022 and first six months of 2022, compared to the net income reported for the same periods in 2021, were primarily due to realized gain on an equity investment and an increase in unrealized gains on marketable equity securities during the second quarter and six months ended June 30, 2021.

The total shares outstanding were 59,684,420 as of June 30, 2022, compared to 58,315,485 as of June 30, 2021.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through the end of 2025. The Company expects to end 2022 with between $550 million and $575 million in cash, cash equivalents, receivables and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the second quarter 2022 financial results and provide a corporate update. To participate in the conference call,

The live webcast will be available under "Events & Presentations" in the Investors section of the Company's website at investors.xencor.com and will be archived for at least 30 days. Conference call participants may register through the following link: register.vevent.com/register/BI8b3886bf9772414c8dd5900d3aa4457b.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned presentations of clinical data, planned additional clinical trials, the quotations from Xencor's president and chief executive officer, our projected financial resources and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2021 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles
cliles@xencor.com

Media Contact
Jason I. Spark
Evoke Canale
619-849-6005
jason.spark@evokegroup.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	June 30,	December 31,
	2022	2021

Assets
Current assets
Cash and cash equivalents	$49,410	$143,480
Marketable debt securities	435,623	153,767
Marketable equity securities	26,885	36,860
Accounts receivable	54,284	66,384
Prepaid expenses	19,734	23,877
Total current assets	585,936	424,368

Property and equipment, net	38,855	28,240
Intangible assets, net	17,944	16,493
Marketable debt securities - long term	140,413	300,465
Marketable equity securities - long term	31,124	31,262
Notes receivable - long term	5,000	5,000
Right of use asset	31,440	31,730
Other assets	613	653
Total assets	$851,325	$838,211

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$32,095	$33,444
Deferred revenue	35,299	37,294
Lease liabilities	7,647	—
Total current liabilities	75,041	70,738

Lease liabilities, net of current portion	33,943	33,969
Total liabilities	108,984	104,707

Stockholders’ equity	742,341	733,504

Total liabilities and stockholders’ equity	$851,325	$838,211

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenues	$30,175	$67,447	$115,670	$101,412

Operating expenses:
Research and development	47,084	49,497	94,839	90,908
General and administrative	11,091	8,863	22,364	17,090
Total operating expenses	58,175	58,360	117,203	107,998

Income (loss) from operations	(28,000)	9,087	(1,533)	(6,586)

Other income (expense), net	(5,975)	43,161	(8,847)	56,347

Net income (loss)	(33,975)	52,248	(10,380)	49,761

Other comprehensive income (loss)
Net unrealized loss on marketable securities	(1,823)	(112)	(7,435)	(90)
Comprehensive income (loss)	$(35,798)	$52,136	$(17,815)	49,671

Net income (loss) per share:
Basic net income (loss) per share	$(0.57)	$0.90	$(0.17)	$0.86
Diluted net income (loss) per share	$(0.57)	$0.87	$(0.17)	$0.82
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	59,567,139	58,247,941	59,487,924	58,123,319
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	59,567,139	60,335,339	59,487,924	60,503,846